EXHIBIT 3.1

                       CALIFORNIA AMPLIFIER, INC.
                     BOARD OF DIRECTORS RESOLUTION
             AMENDMENT TO BY-LAWS CONCERNING SIZE OF BOARD
                              MAY 28, 2004



WHEREAS, the Company's By-laws currently provide that the Board shall consist of no fewer than four and no more than eight directors; and

WHEREAS, the Company's Board currently consists of eight directors; and

WHEREAS, Ira Coron has notified the Company that he will not stand for re-election at the 2004 annual meeting of stockholders; and

WHEREAS, the Board desires to change the maximum number of directors from eight to seven, to become effective at the conclusion of the election of directors at the 2004 annual meeting of stockholders;

NOW BE IT RESOLVED, that the first sentence of Section 3.02 of the Company's By-laws will, at the conclusion of the election of directors at the 2004 annual meeting, be hereby amended to read: "The Board shall consist of no fewer than four (4) and no more than seven (7) directors."